BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         (Incorporated in Pennsylvania)
                                    Attorneys
                              500 College Road East
                           Princeton, New Jersey 08540


                                                   October 8, 1999


Dendrite International, Inc.
1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797

Gentlemen:

     We have acted as counsel to Dendrite International, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a post-effective Amendment No. 3 to the Company's Registration Statement on Form S-8, (Registration No. 333-35701) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an additional 2,250,000 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), to be offered by the Company to its employees, officers, directors and consultants under the 1997 Stock Incentive Plan, as amended (the "1997 Plan"). On each of September 16, 1997, November 10, 1997 and April 21, 1998, the Company filed its initial Registration Statement, and Amendment No. 1 and Amendment No. 2 to such Registration Statement, respectively, with the Securities and Exchange Commission in order to, among other things, register under the Act an aggregate of 3,750,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the 1997 Plan. On May 11, 1999, the shareholders of the Company adopted an amendment to the 1997 Plan which increased the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1997 Plan from 3,750,000 to 6,000,000 shares. The numbers of shares of Common Stock underlying options stated herein reflect the three-for-two forward stock split declared by the Company on September 13, 1999, with respect to shareholders of record as of September 23, 1999, and which became effective on the Nasdaq National Market on October 8, 1999.

     In  connection  with  the  post-effective  amendment  to  the  Registration
Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

     1. The issuance of the Shares in accordance with the terms of the 1997 Plan has been duly and validly authorized; and

     2. The Shares, when issued, delivered and sold in accordance with the terms of the 1997 Plan and the stock options, or other instruments authorized by such 1997 Plan, granted or to be granted thereunder, will be legally issued, fully paid and non-assessable.

Dendrite International, Inc.
October 8, 1999
Page Two



     We hereby consent to the filing of this opinion as Exhibit 5 to the post-effective Amendment No. 3 to the Registration Statement.

                                        Very truly yours,

                                        BUCHANAN INGERSOLL
                                        PROFESSIONAL CORPORATION
                                        (Incorporated in Pennsylvania)


                                        By: /s/William J. Thomas
                                           -------------------------------------
                                           William J. Thomas